Exhibit 99.1

Largest Shareholder to Further Invest in Ascent Solar at 43% Premium

June 11, 2015

THORNTON, Colorado -- Ascent Solar Technologies, Inc. (Nasdaq: ASTI), a developer of state-of-the-art, flexible thin-film photovoltaic modules, integrated into the Company's EnerPlex™ series of consumer products, announced today that it entered into a Stock Purchase Agreement (SPA) on June 10, 2015 with its largest stockholder TFG Radiant Investment Group (“TFG Radiant”) for $1.0 million of common stock. The transaction is expected to close on or before July 17, 2015.
The transaction was priced at a fixed per share price of $1.00 or approximately a 43% premium above the closing price on June 9, 2015. On completion, the Company will issue 1,000,000 restricted shares to TFG Radiant, which shares will be subjected to one year trading restriction from the closing date. With this additional investment, TFG Radiant’s ownership in the Company will be approximately 17.0% of the outstanding common stock subsequent to the closing.
Dr. Amit Kumar, Chairman of Ascent Solar, stated, “TFG Radiant continues to be very supportive of the company, and we appreciate their continued belief and interest in Ascent. Their confidence in our current business direction underscores the future prospects for Ascent. We look forward to continued achievement of milestones in product launches, revenue growth and profitable operations.”
Winston Xu, Chairman of TFG Radiant, said, “We strongly believe in the underlying value of Ascent Solar and we are pleased to increase our ownership stake in the company. The growth momentum, demonstrated by the Company in the last two years clearly endorses the strong foundation that has been built to enable accelerating growth in sales. As the largest shareholder of Ascent Solar, TFG Radiant strongly believes in Ascent’s business plan and is firmly committed to the Company and its strategy for growth.”

About Ascent Solar Technologies: Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that are more flexible, versatile and rugged than traditional solar panels. Ascent Solar modules can be directly integrated into consumer products and off-grid applications, as well as aerospace and building integrated applications. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.ascentsolar.com.

About EnerPlex (and design)™: EnerPlex is a registered trademark in the USA, European Community, Australia, Japan and Hong Kong. The EnerPlex brand represents Ascent's line of consumer products. These products, many of which are integrated with Ascent's proprietary CIGS technology, provide consumers with the ability to integrate solar into their everyday lives, while enabling them to free themselves and their electronics from the outlet. For more information on the EnerPlex brand and to see the product line, please visit www.goenerplex.com.

Forward-Looking Statements: Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541-6824
Mobile: 424-634-8592
btanous@cleantech-ir.com
or
Ascent Solar Technologies
Justin R. Jacobs, 1-720-872-5194
jjacobs@ascentsolar.com